Exhibit 99.1
Liberator Medical Reports Record Net Revenues for Its Fourth Fiscal Quarter and Full Year Ended September 30, 2010 and Adds a New Board Member
STUART, Fla., Nov. 19, 2010 (GLOBE NEWSWIRE) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announced record net revenues of approximately $11.49 million for its fiscal fourth quarter ended September 30, 2010, and $40.92 million for the fiscal year ended September 30, 2010.
Net revenues for the fourth fiscal quarter 2010 increased 51.5% from $7.586 million for the quarter ended September 30, 2009, and up 8.2% sequentially from $10.62 million for the quarter ended June 30, 2010. For fiscal year 2010, the Company reported net revenues of $40.92 million, representing an increase of 58.5% over fiscal year 2009 net revenues of $25.82 million.
Mark Libratore, the Company’s President and CEO, commented, “Despite difficult advertising conditions due to the aggressive election spending on direct response time slots, this is the tenth consecutive quarter we have reported record net revenues. I am also very pleased that we have achieved our internal revenue growth objective of increasing net revenue for fiscal year ended 2010 by 50% over fiscal year ended 2009. Liberator’s substantial sales growth is a result of our continued commitment to our direct marketing efforts and dedication to customer service. In addition, we are starting to see the benefits from the completion of our new facility and our 75 new employees. During the last quarter of the calendar year, we expect our strong sales trends to continue driven by proven advertising methods and additional staff members.”
Appointment of New Board Member
On October 21, 2010, the Company announced the appointment of Tyler Wick to the Board of Directors. Mr. Wick co-founded Ticonderoga Capital and has over thirteen years of industry tenure in the financial markets including eleven years of private equity experience. His private equity experience includes serving as an Associate at Dillon Read Venture Capital and ten years at Ticonderoga Capital. Previously, Mr. Wick was an Associate in the healthcare practice of the investment-banking group of Advest, Inc., where he focused on private placements and mergers and acquisitions for middle market healthcare services companies.
Prior to Advest, Mr. Wick was a consultant with the Mentor Group, an international legal consulting firm. Mr. Wick is a member of the Board of Directors of AFS Technologies, ALN Medical Management, Brainshark, Octagon Research, Outside the Classroom and Softrax and is an Observer to the Boards of nuBridges and Construction Software Technologies. He is also a member of the Executive Committee of NERASBIC and serves on the Board of Directors of the Boston Chapter of the Association for Corporate Growth. Mr. Wick received a B.A. degree cum laude from Amherst College.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
CONTACT: Wall Street Resources, Inc.
Individual Investor Relations Contact:
Gerald Kieft
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Littlebanc Advisors, LLC
Institutional Investor Contact:
Lyn Davis
561-948-3005
ld@littlebanc.com
www.littlebanc.com
Source: Liberator Medical Holdings, Inc.